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                                                                     EXHIBIT 4.2

                                     WAIVER

      THIS WAIVER (this "WAIVER") dated as of February 11, 2005, is executed by CorrPro Investments, LLC, a Delaware limited liability company ("HOLDER") and Corrpro Companies, Inc., an Ohio corporation (the "COMPANY"). Capitalized terms used but not defined herein shall have the meanings set forth in the Articles.

                                 R E C I T A L S

      WHEREAS, Holder is the holder of 13,000 shares of the Series B Cumulative Redeemable Voting Preferred Stock of the Company, no par value (the "SERIES B PREFERRED STOCK"), constituting all of the issued and outstanding shares of the Series B Preferred Stock; and

      WHEREAS, pursuant to the Article FOURTH subparagraph (d)(3)(i) of the Amended and Restated Articles of Incorporation of the Company (the "ARTICLES"), Holder is entitled to receive dividends on each share of the Series B Preferred Stock at the Dividend Rate multiplied by the Liquidation Preference for one share of Series B Preferred Stock; and

      WHEREAS, the Company has estimated EBITDA as approximately $11.7 million for the EBITDA Test Period for December 31, 2004; and

      WHEREAS, the Company's estimate of EBITDA indicates an EBITDA Test Failure has occurred for the December 31, 2004 Dividend Payment Date; and

      WHEREAS, Holder desires to waive the increase in the Dividend Rate with respect to the Dividend Period ending on March 30, 2005 as a result of the EBITDA Test Failure for the December 31, 2004 Dividend Payment Date.

      NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                A G R E E M E N T

      1. Waiver. Based on an EBITDA of approximately $11.7 million for the EBITDA Test Period for December 31, 2004, Holder hereby waives, for all purposes under the Articles, any increase in the Dividend Rate with respect to the Dividend Period ending on March 31, 2005 as a result of the EBITDA Test Failure for the December 31, 2004 Dividend Payment Date.

      2. Execution. This Waiver may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Waiver, and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Waiver and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Waiver as to the parties and may be used in lieu of the original Waiver for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for any purpose whatsoever.

      3. Governing Law. This Waiver shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Ohio, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.

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      4.    Effect of Waiver. No waiver or failure to insist upon strict compliance with any of the provisions of the Articles (including the waiver effected hereby) shall be deemed to or shall constitute a waiver of any other provision thereof (whether or not similar and whether or not based on upon similar events or circumstances occurring in the future).

      5. Binding Effect. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted assigns, successors, heirs, executors and administrators of the parties hereto. This Waiver may not be assigned without the written consent of all other parties.

                                    * * * * *

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      This Waiver has been executed as of the date first written above.

                          CORRPRO INVESTMENTS, LLC

                          By: Wingate Partners III, L.P., its authorized member

                          By: Wingate Management Company III, L.P., its general
                              partner

                          By: Wingate Management Limited III, LLC, its general
                              partner

                          By: /s/ James A. Johnson
                              -------------------------------------------------
                              James A. Johnson
                              Principal

                          CORRPRO COMPANIES, INC.

                          By: /s/ Robert M. Mayer
                              -------------------------------------------------
                              Robert M. Mayer
                              Senior Vice President and Chief Financial Officer

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